Beazer Homes Provides Operational Update Following Hurricane Florence

ATLANTA, September 25, 2018 -- -- In advance of participating in two upcoming investor conferences, Beazer Homes (NYSE: BZH) (www.beazer.com) provided an operational update in relation to Hurricane Florence.
“Hurricane Florence and the significant flooding caused by the storm have impacted operations in our Myrtle Beach, Charleston and Raleigh divisions,” said Allan Merrill, President and CEO of Beazer Homes. “In advance of the arrival of the storm, we shut down sales and construction operations in these divisions to ensure the safety of our employees, customers and partners. To date, we are not aware of any extraordinary property damage to our communities, and have received very few storm-related warranty calls.”
Mr. Merrill continued, “While the storm’s financial impact cannot reasonably be estimated at this time, we anticipate reporting fewer home sales and home closings in our fiscal fourth quarter. Based on the information currently available to us, we continue to expect to achieve our “2B-10” goal this fiscal year. Further, any financial impact realized should be temporary, resulting from home sales and closings shifting into the first and second quarters of fiscal 2019 as the affected areas recover.”

This press release contains forward-looking statements, including our expectations regarding fourth quarter fiscal 2018 and fiscal 2019 results in light of Hurricane Florence’s impact on operations. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. We are still in the initial stages of evaluating the impact of Hurricane Florence and the significant flooding caused by the storm on our business and our customers. Factors beyond our control could affect our new home sales and closings during the remainder of fiscal 2018 and into fiscal 2019. Please refer to the risk factors described in our most recent annual report on Form 10-K for a more detailed discussion of other risks that may affect our business.

Headquartered in Atlanta, Beazer Homes is one of the country’s 10 largest single-family homebuilders. The Company’s homes meet or exceed the benchmark for energy-efficient home construction as established by ENERGY STAR® and are designed with Choice Plans to meet the personal preferences and lifestyles of its buyers.  In addition, the Company is committed to providing a range of preferred lender choices to facilitate transparent competition between lenders and enhanced customer service.  The Company offers homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas and Virginia.  Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.” For more info visit Beazer.com, or check out Beazer on Facebook and Twitter.

CONTACT:
Beazer Homes
David I. Goldberg
Vice President, Treasurer and Investor Relations
770-829-3700
investor.relations@beazer.com